Contact:	Frederick W. Driscoll
VP, Chief Financial Officer and Treasurer Novavax, Inc. 240-268-2000

Novavax Announces $27 Million Equity Offering

Rockville, MD (October 23, 2012)–/GlobeNewswire/-Novavax, Inc. (Nasdaq: NVAX) today announced that it has raised a total of $27 million through the sale of 12,285,321 shares of its common stock to RA Capital Management, Camber Capital Management and Ayer Capital Management at a price of $2.18 per share. The shares were offered under an effective shelf registration statement previously filed with the Securities and Exchange Commission.

Novavax received proceeds, after deducting offering expenses, of approximately $26.9 million. The net proceeds of the financing will be used for general corporate purposes, including working capital, product development and capital expenditures.

The securities were offered by means of a prospectus supplement and accompanying prospectus, forming a part of the company’s previously filed effective registration statement, copies of which may be obtained, when available, at the SEC’s website at http://www.sec.gov or at the company’s website at http://www.novavax.com.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating novel vaccines to address a broad range of infectious diseases worldwide. Using innovative recombinant protein nanoparticle vaccine technology, as well as new and efficient manufacturing approaches, the company produces vaccine candidates to combat diseases, with the goal of allowing countries to better prepare for and more effectively respond to rapidly spreading infections. Novavax is committed to using its technology platforms to create geographic-specific vaccine solutions and is therefore involved in several international partnerships, including collaborations with Cadila Pharmaceuticals of India, LG Life Sciences of Korea and PATH. Together, these organizations support Novavax’ worldwide commercialization strategy and have the global reach to create real and lasting change in the biopharmaceutical field. Additional information about Novavax is available on the company’s website, www.novavax.com.

Forward-Looking Statements

Statements herein relating to the future of Novavax are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2011, and filed with the Securities and Exchange Commission. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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